Exhibit 99.1

SiriusXM Reports Third Quarter 2017 Results

•	Third Quarter Revenue Climbs 8% to $1.4 Billion

•	Quarterly Net Income Increases 42% to $276 Million; Diluted EPS Grows 49% to $0.06

•	Adjusted EBITDA Grows 12% to a Quarterly Record of $551 Million and Margin of 39.9%

•	Quarterly Operating Cash Flow Rises 24% to $521 Million

•	Free Cash Flow Grows 22% to a Quarterly Record $434 Million

•	Self-Pay Net Subscribers Increase 311,000 to Reach Approximately 27 Million

•	Company Increases 2017 Guidance for Revenue, Adjusted EBITDA and Free Cash Flow

NEW YORK – October 25, 2017 – SiriusXM today announced third quarter 2017 operating and financial results, including record revenue of $1.4 billion, up 8% versus the prior year period.

Net income totaled $276 million in the third quarter 2017, up 42% from $194 million in the third quarter 2016. Net income per diluted common share grew 49% to $0.06 in the third quarter 2017, compared to $0.04 in the third quarter 2016. Adjusted EBITDA grew 12% in the third quarter 2017 to a record $551 million, compared to $492 million in the third quarter of 2016. Operating cash flow in the third quarter 2017 increased 24% to $521 million, compared to $422 million in the third quarter 2016. Free cash flow in the third quarter 2017 grew 22% to $434 million, compared to $357 million in the third quarter 2016.

“SiriusXM delivered a very strong third quarter despite headwinds from slowing auto sales and the impact of severe weather in many parts of the United States. We recorded our best-ever quarter for adjusted EBITDA and its corresponding margin — which reached 39.9%. SiriusXM is pleased to once again raise our full-year guidance for revenue, adjusted EBITDA and free cash flow. In September, we also completed our $480 million strategic investment in Pandora and recently announced a 10% hike in our quarterly dividend,” said Jim Meyer, Chief Executive Officer, SiriusXM.

“We continue to create and broadcast the best audio entertainment available today, whether it's in music, comedy, talk or sports. We love to take care of our subscribers and will do it again this weekend in Nashville with a special and exclusive event with the Eagles at The Grand Ole Opry House, where the group has never played before,” said Jim Meyer. “It follows a great summer and fall of live concerts with a series of established and emerging stars, such as Chicago, Lorde, Dwight Yoakam, and The Killers, to name a few. And we continue to add new music channels and draw world class talent to our comedy, sports and talk programming,” added Meyer.

THIRD QUARTER 2017 HIGHLIGHTS

•
Self-Pay Subscribers Reach Approximately 27 Million. The company added 311,000 net new self-pay subscribers in the third quarter 2017 to end the period with approximately 27 million self-pay subscribers. Total net additions in the quarter were 119,000, after giving effect to the decline of approximately 191,000 paid promotional subscribers. The decline in paid promotional net additions was due to paid promotional subscription ends out-pacing paid promotional subscription starts as a result of lower shipments from automakers offering paid promotional subscriptions. The company ended the quarter with approximately 32.2 million total subscribers and a total funnel of trial subscribers of approximately 8.9 million.

•
Strong Quarterly Revenue and ARPU. Third quarter revenue climbed 8% compared to the year ago period to a record $1.4 billion. The growth was driven by a 4% increase in subscribers and a 3% increase in average revenue per user (ARPU) to $13.41, a record high.

•
Record Adjusted EBITDA and Margin. Adjusted EBITDA in the third quarter of 2017 reached a record $551 million, up 12% from $492 million in the third quarter of 2016. Adjusted EBITDA margin was an all-time high of 39.9% in the third quarter of 2017, a 150 basis point increase from 38.4% in the third quarter 2016.

•
Free Cash Flow Reaches Record $434 Million. Free cash flow for the third quarter 2017 totaled $434 million, up 22% from $357 million in the third quarter 2016. Operating cash flow for the third quarter 2017 totaled $521 million, up 24% from the third quarter 2016.

“So far this year, we have deployed approximately $2 billion to return capital to our stockholders and to make strategic investments. In the third quarter, we spent $211 million to repurchase nearly 39 million shares of our common stock. We also returned $46 million in cash to our stockholders in the form of dividends in the quarter, bringing total capital returned to stockholders to $257 million in the third quarter. During the third quarter, we spent approximately $308 million to complete our investment in Pandora, and our Board of Directors approved a 10% increase in our quarterly dividend. At the end of the quarter, our debt to adjusted EBITDA was just 3.3 times, and we had cash on hand of approximately $74 million and undrawn revolver capacity of nearly $1.5 billion," noted David Frear, Chief Financial Officer, SiriusXM.

2017 GUIDANCE

The company increased its 2017 guidance for revenue, adjusted EBITDA and free cash flow. SiriusXM's guidance for 2017 self-pay net subscriber additions remains unchanged. The company’s complete full-year 2017 guidance is as follows:

•	Self-pay net subscriber additions of approximately 1.4 million,

•	Revenue of approximately $5.4 billion,

•	Adjusted EBITDA approaching $2.1 billion, and

•	Free cash flow of approximately $1.54 billion.

CAPITAL RETURN PROGRAM

Shares of common stock may be purchased from time to time on the open market, pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 under the Exchange Act of 1934, as amended, in privately negotiated transactions, including in accelerated stock repurchase transactions and transactions with Liberty Media and its affiliates, or otherwise. The company expects to fund the repurchases through a combination of cash on hand, cash generated by operations and future borrowings. The size and timing of these purchases will be based on a number of factors, including price and business and market conditions.

Our dividend policy may change at any time without notice to our stockholders. The declaration and payment of dividends is at the discretion of our Board of Directors in accordance with applicable law after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, limitations imposed by our indebtedness, legal requirements and other factors that our Board of Directors deems relevant.

THIRD QUARTER 2017 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands, except per share data)	2017	2016	2017	2016
Revenue:
Subscriber revenue	$1,136,027	$1,069,746	$3,325,295	$3,112,712
Advertising revenue	41,462	34,268	117,656	99,330
Equipment revenue	32,337	31,306	91,669	86,285
Other revenue	169,770	142,326	486,611	415,895
Total revenue	1,379,596	1,277,646	4,021,231	3,714,222
Operating expenses:
Cost of services:
Revenue share and royalties	296,498	272,823	866,691	788,952
Programming and content	98,239	89,015	290,038	257,760
Customer service and billing	94,655	94,923	286,754	285,502
Satellite and transmission	21,378	22,224	61,557	80,609
Cost of equipment	8,254	9,674	24,537	29,181
Subscriber acquisition costs	119,555	120,111	372,197	381,516
Sales and marketing	114,519	99,194	318,135	279,278
Engineering, design and development	29,433	19,254	81,033	57,588
General and administrative	83,187	90,369	245,995	249,052
Depreciation and amortization	79,913	67,880	230,136	202,215
Total operating expenses	945,631	885,467	2,777,073	2,611,653
Income from operations	433,965	392,179	1,244,158	1,102,569
Other income (expense):
Interest expense	(92,634)	(89,092)	(257,085)	(250,888)
Loss on extinguishment of debt	(43,679)	—	(43,679)	—
Other income	86,971	2,370	83,897	15,733
Total other expense	(49,342)	(86,722)	(216,867)	(235,155)
Income before income taxes	384,623	305,457	1,027,291	867,414
Income tax expense	(108,901)	(111,556)	(342,387)	(326,108)
Net income	$275,722	$193,901	$684,904	$541,306
Foreign currency translation adjustment, net of tax	3,680	(14)	6,426	420
Total comprehensive income	$279,402	$193,887	$691,330	$541,726
Net income per common share:
Basic	$0.06	$0.04	$0.15	$0.11
Diluted	$0.06	$0.04	$0.14	$0.11
Weighted average common shares outstanding:
Basic	4,618,368	4,870,281	4,660,041	4,957,820
Diluted	4,704,571	4,919,829	4,734,841	5,005,133
Dividends declared per common share	$0.010	$—	$0.030	$—

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)	September 30, 2017	December 31, 2016
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$73,553	$213,939
Receivables, net	225,001	223,029
Inventory, net	22,469	20,363
Related party current assets	12,375	6,170
Prepaid expenses and other current assets	163,164	179,148
Total current assets	496,562	642,649
Property and equipment, net	1,427,614	1,398,693
Intangible assets, net	2,528,709	2,544,801
Goodwill	2,286,559	2,205,107
Related party long-term assets	1,017,350	8,918
Deferred tax assets	777,002	1,084,330
Other long-term assets	118,620	119,097
Total assets	$8,652,416	$8,003,595
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued expenses	$736,782	$713,034
Accrued interest	92,539	114,633
Current portion of deferred revenue	1,846,285	1,832,609
Current maturities of long-term debt	4,220	5,485
Related party current liabilities	3,018	2,840
Total current liabilities	2,682,844	2,668,601
Deferred revenue	178,180	176,319
Long-term debt	6,728,349	5,842,764
Related party long-term liabilities	6,778	7,955
Deferred tax liabilities	6,418	6,418
Other long-term liabilities	99,948	93,553
Total liabilities	9,702,517	8,795,610
Stockholders’ (deficit) equity:
Common stock, par value $0.001; 9,000,000 shares authorized; 4,604,441 and 4,746,047 shares issued; 4,601,941 and 4,740,947 outstanding at September 30, 2017 and December 31, 2016, respectively	4,604	4,745
Accumulated other comprehensive income (loss), net of tax	6,287	(139)
Additional paid-in capital	2,159,239	3,117,666
Treasury stock, at cost; 2,500 and 5,100 shares of common stock at September 30, 2017 and December 31, 2016, respectively	(13,754)	(22,906)
Accumulated deficit	(3,206,477)	(3,891,381)
Total stockholders’ (deficit) equity	(1,050,101)	(792,015)
Total liabilities and stockholders’ (deficit) equity	$8,652,416	$8,003,595

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30,
(in thousands)	2017	2016
Cash flows from operating activities:
Net income	$684,904	$541,306
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	230,136	202,215
Non-cash interest expense, net of amortization of premium	6,731	6,571
Provision for doubtful accounts	42,329	39,629
Amortization of deferred income related to equity method investment	(2,082)	(2,082)
Loss on extinguishment of debt	43,679	—
Gain on unconsolidated entity investments, net	(7,541)	(9,725)
Dividend received from unconsolidated entity investment	3,606	7,160
Loss on disposal of assets	—	12,912
Share-based payment expense	94,588	77,890
Deferred income taxes	318,190	308,613
Changes in operating assets and liabilities:
Receivables	(43,665)	(38,266)
Inventory	(396)	(5,735)
Related party, net	(77,179)	(2,373)
Prepaid expenses and other current assets	16,698	(15,985)
Other long-term assets	7,559	26,668
Accounts payable and accrued expenses	1,951	(1,841)
Accrued interest	(22,094)	16,715
Deferred revenue	9,955	52,421
Other long-term liabilities	6,395	11
Net cash provided by operating activities	1,313,764	1,216,104
Cash flows from investing activities:
Additions to property and equipment	(206,717)	(132,246)
Purchases of restricted and other investments	(7,595)	(4,168)
Acquisition of business, net of cash acquired	(107,736)	—
Investment in convertible preferred stock of related party	(480,000)	—
Loan to related party	(130,794)	—
Payments to acquire additional ownership in related party	(132,205)	—
Net cash used in investing activities	(1,065,047)	(136,414)
Cash flows from financing activities:
Proceeds from exercise of stock options	774	348
Taxes paid in lieu of shares issued for stock-based compensation	(84,291)	(32,603)
Net repayments related to revolving credit facility	(100,000)	(340,000)
Proceeds from long-term borrowings, net of costs	2,473,506	987,257
Principal payments of long-term borrowings	(1,509,910)	(8,864)
Payment of premiums on redemption of debt	(33,065)	—
Common stock repurchased and retired	(996,263)	(1,225,284)
Dividends paid	(139,854)	—
Net cash used in financing activities	(389,103)	(619,146)
Net (decrease) increase in cash and cash equivalents	(140,386)	460,544
Cash and cash equivalents at beginning of period	213,939	111,838
Cash and cash equivalents at end of period	$73,553	$572,382

Key Financial and Operating Performance Metrics
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in our subscriber count or subscriber-based operating metrics.

Set forth below are our subscriber balances as of September 30, 2017 compared to September 30, 2016:

	As of September 30,		2017 vs 2016 Change
(in thousands)	2017	2016	Amount	%
Self-pay subscribers	26,986	25,528	1,458	6%
Paid promotional subscribers	5,181	5,463	(282)	(5)%
Ending subscribers	32,167	30,991	1,176	4%
The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three and nine months ended September 30, 2017 and 2016:

					2017 vs 2016 Change
(in thousands, except per subscriber and per installation amounts)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		Three Months		Nine Months
	2017	2016	2017	2016	Amount	%	Amount	%
Self-pay subscribers	311	385	1,035	1,240	(74)	(19)%	(205)	(17)%
Paid promotional subscribers	(191)	(39)	(214)	157	(152)	(390)%	(371)	(236)%
Net additions (a)	119	345	821	1,397	(226)	(66)%	(576)	(41)%
Daily weighted average number of subscribers	32,029	30,776	31,717	30,290	1,253	4%	1,427	5%
Average self-pay monthly churn	1.9%	1.9%	1.8%	1.8%	0%	0%	0%	0%
New vehicle consumer conversion rate	40%	40%	40%	39%	0%	0%	1%	3%

ARPU	$13.41	$13.04	$13.19	$12.83	$0.37	3%	$0.36	3%
SAC, per installation	$30	$28	$30	$31	$2	7%	$(1)	(3)%
Customer service and billing expenses, per average subscriber	$0.92	$0.97	$0.94	$0.98	$(0.05)	(5)%	$(0.04)	(4)%
Adjusted EBITDA	$550,582	$491,892	$1,574,320	$1,401,024	$58,690	12%	$173,296	12%
Free cash flow	$433,788	$356,527	$1,099,452	$1,079,690	$77,261	22%	$19,762	2%
Diluted weighted average common shares outstanding (GAAP)	4,704,571	4,919,829	4,734,841	5,005,133	(215,258)	(4)%	(270,292)	(5)%

(a)	Amounts may not sum as a result of rounding.

Glossary

Adjusted EBITDA - EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization. We adjust EBITDA to exclude the impact of other income as well as certain other charges discussed below. Adjusted EBITDA is one of the primary Non-GAAP financial measures we use to (i) evaluate the performance of our on-going core operating results period over period, (ii) base our internal budgets and (iii) compensate management. Adjusted EBITDA is a Non-GAAP financial measure that excludes (if applicable): (i) certain adjustments as a result of the purchase price accounting for the merger of Sirius and XM, (ii) share-based payment expense and (iii) other significant operating expense (income) that do not relate to the on-going performance of our business. We believe adjusted EBITDA is a useful measure of the underlying trend of our operating performance, which provides useful information about our business apart from the costs associated with our capital structure and purchase price accounting. We believe investors find this Non-GAAP financial measure useful when analyzing our past operating performance with our current performance and comparing our operating performance to the performance of other communications, entertainment and media companies. We believe investors use adjusted EBITDA to estimate our current enterprise value and to make investment decisions. Because of large capital investments in our satellite radio system our results of operations reflect significant charges for depreciation expense. We believe the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of our business. We also believe the exclusion of the legal settlements and reserves related to the historical use of sound recordings, loss on extinguishment of debt and loss on disposal of assets, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of our normal operations for the period.
Adjusted EBITDA has certain limitations in that it does not take into account the impact to our statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the merger of Sirius and XM. We endeavor to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net income as disclosed in our unaudited consolidated statements of comprehensive income. Since adjusted EBITDA is a Non-GAAP financial performance measure, our calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2017	2016	2017	2016
Net income:	$275,722	$193,901	$684,904	$541,306
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	1,813	1,813	5,438	5,438
Loss on disposal of assets	—	—	—	12,912
Share-based payment expense (1)	34,891	30,020	94,588	77,890
Depreciation and amortization	79,913	67,880	230,136	202,215
Interest expense	92,634	89,092	257,085	250,888
Loss on extinguishment of debt	43,679	—	43,679	—
Other income	(86,971)	(2,370)	(83,897)	(15,733)
Income tax expense	108,901	111,556	342,387	326,108
Adjusted EBITDA	$550,582	$491,892	$1,574,320	$1,401,024

 (1) Allocation of share-based payment expense

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2017	2016	2017	2016
Programming and content	$7,407	$5,580	$20,971	$14,131
Customer service and billing	1,171	1,069	3,211	2,694
Satellite and transmission	1,269	1,298	3,540	3,373
Sales and marketing	8,481	6,050	19,963	15,609
Engineering, design and development	4,221	3,837	11,461	9,393
General and administrative	12,342	12,186	35,442	32,690
Total share-based payment expense	$34,891	$30,020	$94,588	$77,890

ARPU - is derived from total earned subscriber revenue, advertising revenue and other subscription-related revenue, excluding revenue associated with our connected vehicle services, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. Other subscription-related revenue includes the U.S. Music Royalty Fee.  ARPU is calculated as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands, except per subscriber amounts)	2017	2016	2017	2016
Subscriber revenue, excluding connected vehicle services	$1,115,383	$1,048,033	$3,263,793	$3,044,438
Add: advertising revenue	41,462	34,268	117,656	99,330
Add: other subscription-related revenue	131,831	122,013	384,478	353,606
	$1,288,676	$1,204,314	$3,765,927	$3,497,374
Daily weighted average number of subscribers	32,029	30,776	31,717	30,290
ARPU	$13.41	$13.04	$13.19	$12.83

Average self-pay monthly churn - is defined as the monthly average of self-pay deactivations for the period divided by the average number of self-pay subscribers for the period.

Customer service and billing expenses, per average subscriber - is derived from total customer service and billing expenses, excluding connected vehicle customer service and billing expenses and share-based payment expense, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. We believe the exclusion of share-based payment expense in our calculation of customer service and billing expenses, per average subscriber, is useful as share-based payment expense is not directly related to the operational conditions that give rise to variations in the components of our customer service and billing expenses. Customer service and billing expenses, per average subscriber, is calculated as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands, except per subscriber amounts)	2017	2016	2017	2016
Customer service and billing expenses, excluding connected vehicle services	$89,463	$90,582	$271,971	$270,964
Less: share-based payment expense	(1,171)	(1,069)	(3,211)	(2,694)
	$88,292	$89,513	$268,760	$268,270
Daily weighted average number of subscribers	32,029	30,776	31,717	30,290
Customer service and billing expenses, per average subscriber	$0.92	$0.97	$0.94	$0.98

Free cash flow - is derived from cash flow provided by operating activities, net of additions to property and equipment, restricted and other investment activity and the return of capital from investment in unconsolidated entity. Free cash flow is a metric that our management and board of directors use to evaluate the cash generated by our operations, net of capital expenditures and other investment activity. In a capital intensive business, with significant investments in satellites, we look at our operating cash flow, net of these investing cash outflows, to determine cash available for future subscriber acquisition and capital expenditures, to repurchase or retire debt, to acquire other companies and to evaluate our ability to return capital to stockholders. We exclude from free cash flow certain items that do not relate to the on-going performance of our business such as cash outflows for acquisitions, strategic investments and loans to related parties. We believe free cash flow is an indicator of the long-term financial stability of our business.  Free cash flow, which is reconciled to “Net cash provided by operating activities,” is a Non-GAAP financial measure.  This measure can be calculated by deducting amounts under the captions “Additions to property and equipment” and deducting or adding Restricted and other investment activity from “Net cash provided by operating activities” from the consolidated statements of cash flows, adjusted for any significant legal settlements. Free cash flow should be used in conjunction with other GAAP financial performance measures and may not be comparable to free cash flow measures presented by other companies.  Free cash flow should be viewed as a supplemental measure rather than an alternative measure of cash flows from operating activities, as determined in accordance with GAAP.  Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities. We believe free cash flow provides useful supplemental information to investors regarding our current cash flow, along with other GAAP measures (such as cash flows from operating and investing activities), to determine our financial condition, and to compare our operating performance to other communications, entertainment and media companies. Free cash flow is calculated as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2017	2016	2017	2016
Cash Flow information
Net cash provided by operating activities	$521,228	$421,816	$1,313,764	$1,216,104
Net cash used in investing activities	$(397,367)	$(65,289)	$(1,065,047)	$(136,414)
Net cash used in financing activities	$(93,046)	$(260,598)	$(389,103)	$(619,146)
Free Cash Flow
Net cash provided by operating activities	$521,228	$421,816	$1,313,764	$1,216,104
Additions to property and equipment	(87,200)	(65,074)	(206,717)	(132,246)
Purchases of restricted and other investments	(240)	(215)	(7,595)	(4,168)
Free cash flow	$433,788	$356,527	$1,099,452	$1,079,690

New vehicle consumer conversion rate - is defined as the percentage of owners and lessees of new vehicles that receive our satellite radio service and convert to become self-paying subscribers after the initial promotion period. At the time satellite radio enabled vehicles are sold or leased, the owners or lessees generally receive trial subscriptions ranging from three to twelve months. We measure conversion rate three months after the period in which the trial service ends. The metric excludes rental and fleet vehicles.

Subscriber acquisition cost, per installation - or SAC, per installation, is derived from subscriber acquisition costs and margins from the sale of radios and accessories (excluding connected vehicle services), divided by the number of satellite radio installations in new vehicles and shipments of aftermarket radios for the period.  SAC, per installation, is calculated as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands, except per installation amounts)	2017	2016	2017	2016
Subscriber acquisition costs, excluding connected vehicle services	$119,544	$120,111	$372,186	$381,516
Less: margin from sales of radios and accessories, excluding connected vehicle services	(23,862)	(21,632)	(66,893)	(57,104)
	$95,682	$98,479	$305,293	$324,412
Installations	3,221	3,498	10,167	10,404
SAC, per installation	$30	$28	$30	$31

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About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the world's largest radio company measured by revenue and has approximately 32.2 million subscribers. SiriusXM creates and offers commercial-free music; premier sports talk and live events; comedy; news; exclusive talk and entertainment, and a wide-range of Latin music, sports and talk programming. SiriusXM is available in vehicles from every major car company and on smartphones and other connected devices as well as online at siriusxm.com. SiriusXM radios and accessories are available from retailers nationwide and online at SiriusXM. SiriusXM also provides premium traffic, weather, data and information services for subscribers through SiriusXM Traffic™, SiriusXM Travel Link, NavTraffic®, NavWeather™. SiriusXM delivers weather, data and information services to aircraft and boats through SiriusXM Aviation™ and SiriusXM Marine™. In addition, SiriusXM Music for Business provides commercial-free music to a variety of businesses. SiriusXM holds a minority interest in SiriusXM Canada which has approximately 2.8 million subscribers. SiriusXM is also a leading provider of connected vehicles services, giving customers access to a suite of safety, security, and convenience services including automatic crash notification, stolen vehicle recovery assistance, enhanced roadside assistance and turn-by-turn navigation.

To download SiriusXM logos and artwork, visit http://www.siriusxm.com/LogosAndPhotos.

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. SiriusXM does not provide a non-GAAP reconciliation for Adjusted EBITDA guidance to Net income or Free cash flow guidance to Net cash provided by operating activities because it does not provide guidance for the reconciling items between adjusted EBITDA to Net income, which includes the provision for income taxes, interest expense and other income, nor does the Company provide guidance for the reconciling items between Free cash flow to Net cash provided by operating activities, which includes additions to property and equipment.  As items that impact Net income and Net cash provided by operating activities are out of the Company’s control and/or cannot be reasonably predicted, the Company is unable to provide such guidance as the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures. Accordingly, a reconciliation to Net income and Net cash provided by operating activities is not available without unreasonable effort.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: our substantial competition, which is likely to increase over time; our ability to attract and retain subscribers, which is uncertain; interference to our service from wireless operations; consumer protection laws and their enforcement; unfavorable outcomes of pending or future litigation; the market for music rights, which is changing and subject to uncertainties; our dependence upon the auto industry; general economic conditions; the security of the personal information about our customers; existing or future government laws and regulations could harm our business; failure of our satellites would significantly damage our business; the interruption or failure of our information technology and communications systems; our failure to realize benefits of acquisitions or other strategic initiatives; rapid technological and industry changes; failure of third parties to perform; our failure to comply with FCC requirements; modifications to our business plan; our indebtedness; our principal stockholder has significant influence over our affairs and over actions requiring stockholder approval and its interests may differ from interests of other holders of our common stock; impairment of our business by third-party intellectual property rights; and changes to our dividend policies which could occur at any time. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2016, which is filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Hooper Stevens
212-901-6718
Hooper.stevens@siriusxm.com

Patrick Reilly
212-901-6646
patrick.reilly@siriusxm.com